UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. ________)*
TILE SHOP HOLDINGS, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
88677Q109
(CUSIP Number)
Savitr Capital LLC
600 Montgomery Street, 47th Floor
San Francisco, CA 94111
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
November 22, 2019
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
?  Rule 13d-1(b)
?  Rule 13d-1(c)
?  Rule 13d-1(d)
The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment con taining information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be "filed" for the
purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwis e subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






CUSIP No. 88677Q109

13G

Page 2 of 5 Pages











1.

NAMES OF REPORTING PERSONS Savitr Capital LLC
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

66-0705618


2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)    ?
(b)    ?


3.

SEC USE ONLY



4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America








NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

5.

SOLE VOTING POWER

0


6.

SHARED VOTING POWER

2,770,535


7.

SOLE DISPOSITIVE POWER

0


8.

SHARED DISPOSITIVE POWER

_2,770,535___________________________________________________________________






9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,770,535


10.

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)    ?


11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.4%


12.

TYPE OF REPORTING PERSON (see instructions)
IV, Investment Company














CUSIP No. 88677Q109

13G

Page 3 of 5 Pages





Item 1.

(a)
Name of Issuer
TILE SHOP HOLDINGS, INC.




(b)
Address of Issuer?s Principal Executive Offices
14000 CARLSON PARKWAY
PLYMOUTH, MN 55441



Item 2.

(a)
Name of Person Filing
Savitr Capital LLC




(b)
Address of the Principal Office or, if none, residence
600 Montgomery Street, 47th Floor
San Francisco, CA 94111




(c)
Citizenship
United States of America




(d)
Title of Class of Securities
Common Stock




(e)
CUSIP Number
88677Q109



Item 3. If this statement is filed pursuant to ??240.13d-1(b) or 240.13d-2(b) o r (c), check whether the person filing is a:

(a)
?
Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).





(b)
?
Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).





(c)
?
Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).





(d)
?
Investment company registered under section 8 of the Investment Company Act of 1 940 (15 U.S.C. 80a-8).





(e)
?
An investment adviser in accordance with ?240.13d-1(b)(1)(ii)(E);





(f)
?
An employee benefit plan or endowment fund in accordance with ?240.13d-1(b)(1)(i i)(F);





(g)
?
A parent holding company or control person in accordance with ?240.13d-1(b)(1)(i i)(G);





(h)
?
A savings associations as defined in Section 3(b) of the Federal Deposit Insuran ce Act (12 U.S.C. 1813);





(i)
?
A church plan that is excluded from the definition of an investment company unde r section 3(c)(14) of the
Investment Company Act of 1940 (15 U.S.C. 80a-3);





(j)
?
Group, in accordance with ?240.13d-1(b)(1)(ii)(J).





CUSIP No. 88677Q109			13G
Item 4.  Ownership.         							                    Page 4 of 5 Pages

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.






(a)

Amount beneficially owned:  2,770,535






(b)

Percent of class:  5.4%






(c)

Number of shares as to which the person has:








(i)
Sole power to vote or to direct the vote 0.








(ii)
Shared power to vote or to direct the vote 2,770,535








(iii)
Sole power to dispose or to direct the disposition of 0.








(iv)
Shared power to dispose or to direct the disposition of 2,770,535.





Instruction. For computations regarding securities which represent a right to ac quire an underlying security see
?240.13d-3(d)(1).
Item 5.  Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof t he reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the
 following     ?.
Instruction. Dissolution of a group requires a response to this item.
Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Item 8.  Identification and Classification of Members of the Group.

Item 9.  Notice of Dissolution of Group.

Item 10.  Certification.





(a)

The following certification shall be included if the statement is filed pursuant to ?240.13d-1(b):








By signing below I certify that, to the best of my knowledge and belief, the sec urities referred to above were acquired and are held in the ordinary course of business and were not acquired and are no t held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities an d were not acquired and are not held in connection with or as a participant in any transaction having that purpose or ef fect.
















(b)

The following certification shall be included if the statement is filed pursuant to ?240.13d-1(c):








By signing below I certify that, to the best of my knowledge and belief, the sec urities referred to above were not acquired and are not held for the purpose of or with the effect of changing or i nfluencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having
that purpose or effect.












CUSIP No. 88677Q109

13G

Page 5 of 5 Pages





    After reasonable inquiry and to the best of my knowledge and belief, I certi fy that the information set forth in this statement is true, complete and correct.

January 27, 2020
Date


Signature

Farida Udaipurwala/ Chief Operating Officer
Name/Title